Exhibit (d)(37)(e)

AMENDMENT NO. 1 TO
SUBADVISORY AGREEMENT

THIS AMENDMENT, effective as of the 1st day of August, 2018 (the “Amendment”) to the Subadvisory Agreement (the “Agreement”) made the 11th day of January, 2016, is by and among Rothschild Asset Management Inc., a New York Corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (the “Trust”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement;

WHEREAS, the parties mutually desire to amend as set forth herein and, as such, agree that upon effectiveness of this Amendment, the PF Interim Subadvisory Agreement entered into by the parties made effective on or about the 12th day of June, 2018 shall be terminated;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.                                            The following is added to the end of subsection 2(x):

“The Subadviser will also promptly notify the Investment Adviser if the Subadviser determines to opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) for securities or other investments held or previously held in Subadviser’s proprietary accounts that are also held or were previously held by a Fund.  The Subadviser shall have no responsibility to, and shall not initiate, compile or file claims on behalf of a Fund or the Investment Adviser for any litigation relating to securities or other investments currently or previously held in the Fund.”

2.                                            The following is added as new subsection 2(dd):

“the Subadviser will not, for the duration of this Agreement, solicit, encourage or induce, or attempt to solicit or induce, or assist any other person in so soliciting, encouraging or inducing, any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities to terminate or breach an employment, contractual or other relationship with the Investment Adviser.”

3.                                            In Section 3, titled Disclosure about Subadviser and Fund(s), the following is added as the second paragraph:

“The Subadviser further agrees to promptly review any information to be included in shareholder reports required under Section 30(e) of the 1940 Act, marketing materials or any other materials (“Other Materials”) which relate to the Subadviser or a Fund as requested by the Investment Adviser.  The Subadviser represents and warrants that, solely with respect to the disclosure relating to the Subadviser or the Fund that the Subadviser has provided to the Trust for inclusion in Other Materials, including any performance information (such as Subadviser’s composite/comparable account performance) that the Subadviser provides which is included in or serves as the basis for information included in the Other Materials, such portion of the Other Materials contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further agrees to notify the Investment Adviser and the Trust immediately of any material fact known to the Subadviser whose omission would make the disclosure in the Other Materials provided by Subadviser misleading in light of the circumstances under which such statements were made, or of any statement contained therein that becomes untrue in any material respect.”

4.                                            In Section 4, titled Expenses, the following is added after the first sentence:

“The Subadviser shall also bear, at its expense, any fees or costs associated with regulatory investigations or litigation arising from or pertaining to (i) the services provided by the Subadviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Investment Adviser); and (ii) the Subadviser’s general business operations that require the involvement or participation of the Investment Adviser, the Trust, and/or any affiliated person of the Trust.

5.                                            In Section 13, titled Liability, the following is added to the end of subsection (a):

“In addition, Subadviser shall be liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties that Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement.”

6.                                            In Section 14, titled Indemnification, the following is added to the end of subsection (a):

“In addition, Subadviser agrees to indemnify and hold harmless the PL Indemnified Persons (which includes the Investment Adviser as defined) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties that Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement.”

7.                                            In Section 18, titled Notices, subsection (a) is hereby deleted and replaced with the following:

(a)                                 if to the Subadviser, to:

Rothschild Asset Management Inc.

1251 Avenue of the Americas

New York, NY 10020

Attention: Dina Clements, Chief Compliance Officer

Email: Dina.Clements@Rothschild.com

with a copy to:

Attention: Michael J. Woods, Chief Executive Officer

Email: Michael.Woods@Rothschild.com

and

Attention: John M. Carroll

Email: John.Carroll@Rothschild.com

8.                                            The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

9.                                            Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

ROTHSCHILD ASSET MANAGEMENT INC.

By:	/s/ Michael J. Woods
Name: Michael J. Woods
Title: CEO/COO

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary